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EXHIBIT 10.45
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                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made by and between MASSOUD SAFAVI ("Employee") and TRANSCRYPT INTERNATIONAL, INC., a Delaware corporation ("Company") this 10th day of September 1999.
         The Company wishes to employ Employee as Senior Vice President and Chief Financial Officer on the terms set forth in this Agreement also to be named to the Board of Directors, and Employee desires to be employed by Company in this capacity. Company and Employee desire to set forth in writing the terms and conditions of their agreements and understandings.
         THEREFORE, in consideration of the mutual promises set forth herein, it is mutually agreed between the parties as follows:
         SECTION 1. EMPLOYMENT TERM. The Company hereby employs the Employee and the Employee hereby accepts employment as Senior Vice President and Chief Financial Officer on the terms of this Agreement, commencing as of the date hereof and continuing for a period of two
(2) years, until October 15, 2001, unless terminated earlier in accordance with the provisions set forth herein. Following the initial term of employment, this Agreement may be renewed for additional one (1) year terms. At the expiration of each term (the initial two year term or each one year extension period), employment shall be automatically renewed for an additional one (1) year term unless written notice to the contrary is given by the Company or the Employee sixty (60) days preceding the October 15th termination date. The provisions of the Agreement shall apply during the initial term and any renewals of the term.
         SECTION 2. DUTIES AND AUTHORITY. The Employee's duties shall be as determined by the Chief Executive Officer. The duties of Chief Financial Officer are generally set forth in the job description for such position, and such duties may change from time to time.
         SECTION 3.        COMPENSATION.
         A. BASE SALARY. Employee will receive a minimum base salary of Two Hundred Thousand ($200,000.00) per year, paid biweekly, as long as Employee is employed with the Company. Such base salary will be subject to annual review, taking into consideration employee's performance during the preceding year, base salary adjustments for the executive staff and other internal and external factors as described in the corporate bylaws and public document filings.

         B. BONUS. Employee will receive a signing bonus of Seventy Five Thousand ($75,000.00), upon signing his employment agreement and Seventy five Thousand $75,000.00 on the one-year anniversary of signing his

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                 employment agreement. Following the first year of employment and if the Company meets or exceeds the annual objectives set forth for Employee by the Chief Executive Officer, then the Employee will receive an annual bonus at the discretion of the Board of Directors, in line with the Company's bonus program for executives. The bonus, if awarded, will be paid annually in February.

         C. STOCK INCENTIVE OPTIONS. The Company grants to Employee an option to purchase Two Hundred Thousand (200,000)
                 Shares of Common Stock at a strike price to be set by the Compensation Committee and per the Company's Stock Option Incentive Program. The terms of said Option Agreement is set forth in the Non-Qualified Stock Option Agreement, attached as Exhibit A. In the event of any inconsistencies or conflict between the Agreement and Exhibit A, then the terms of this Agreement shall control. The Company will take all steps necessary to ensure that all shares are freely transferable, subject to any volume restrictions imposed by federal law on the transfer of Employee's shares. Sixty Six Thousand Six Hundred Sixty Six (66,666) of the shares will vest upon Employee's first day of employment. One Hundred Thirty Three Thousand Three Hundred Thirty Four (133,334) of the shares will vest through the vesting period set forth in the Non-Qualified Stock Option Agreement.

         D. ADDITIONAL BENEFITS. Employee also will receive such additional employee benefits commensurate with his position, including those that the Company may from time to time make available to its executive officers, including 4 weeks paid vacation, qualified profit-sharing plans, employee group insurance and disability insurance.

         E. WITHHOLDINGS. All payments made to Employee pursuant to this Agreement shall be reduced by all required federal, state and local withholdings for taxes and similar charges and by all contributions or payments required to be made by Employee in connection with any employee benefit plan maintained by the Company.

         SECTION 4. LOCATION. Initial offices will be at the Company's operating facilities in Waseca, MN or Lincoln, NE, but will be made permanent in the greater Washington, DC area by the first quarter of calendar year 2000.

         SECTION 5. REIMBURSEMENT FOR EXPENSES. Employee is expected to incur certain expenses on behalf of the Company for travel, promotion, telephone, entertainment and similar items. The Company will reimburse the Employee for all ordinary, necessary and reasonable amounts of such expenses, as determined by the Board of Directors, incurred by Employee. Such amounts shall be payable promptly upon receipt of reasonable written documentation signed by the Employee itemizing such expenses.

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         SECTION 6. INDEMNIFICATION. Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (however, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment). The Company's bylaws, attached as Exhibit C, contain an indemnification procedure for directors and officers of the Company. Generally, if Employee is made or is threatened to be made a party to any action, suit or proceeding relating to his employment or service as a director of the Company, he shall have the right to select individual counsel and he shall be indemnified and held harmless by the Company against all expenses, liability and loss reasonably incurred in connection with such action. Employee has the right to bring suit against the Company if a claim made in accordance with the Company's bylaws is not paid in full within sixty (60) days after a written claim has been received, except in the case of a claim for an advancement of expenses, in which case the applicable period is twenty (20) days. The Company shall also maintain directors' and officers' liability insurance in an amount sufficient to cover any claims made against Employee.

         SECTION 7. TERMINATION / SEVERANCE
         A. The Company shall have the right to terminate this Agreement, upon thirty (30) days written notice, if the following events occur:
                 1. The reasonable determination by the Chief Executive Officer that the Employee has become disabled, and cannot complete the essential functions of the position with reasonable accommodation and is unable to continue his service to the Company; or
                 2. The Employee's death; or
                 3. The reasonable determination by the Chief Executive Officer that there is "good cause" for termination of this Agreement. For purposes of the Agreement, "good cause" means the Employee's willful neglect of his duties under this Agreement and the job duties as assigned by the Chief Executive Officer, theft or misappropriation of the Company's assets by the Employee, fraud of the Employee or gross insubordination. The Company shall provide Employee written notice of and a reasonable opportunity to cure anything that the Company believes constitutes willful neglect of duties or gross insubordination.

         B. Either party may terminate this Agreement upon (60) days' prior written notice without good cause. In the event of a termination by the Company without good cause the Company shall continue to provide all benefits for one year after termination and shall pay Employee a lump sum severance payment equal to the greater of: 1) his annual base salary (at the time of termination) or, 2) his base

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salary (at the time of
                 termination) for the remaining term of the then current Agreement. If the employee terminates the Agreement within the first twelve- (12) months, he must repay the $75,000 signing bonus he receives and cancel any vested options. Upon commencement of full time employment with a different company as described in the attached non-compete agreement, or full time self employment, all benefits shall cease. Employee's COBRA termination date shall be the date all benefits cease.
         All cash severance amounts described in sections 7A through 7B shall be paid to Employee upon the termination of his employment.

         C. Change in Control. For the purposes of this Agreement, "change in control" means: 1) A change in the ownership of the shares of the Company that results in a change in a majority of the board of directors; or, 2) a sale, assignment or transfer of all or substantially all of the assets of the Company. If there is a change in control, then the Company may terminate this Agreement upon thirty (30) days written notice. If there is a change in control and a material diminishment in the employee's position, duties, or responsibilities, that is not mutually agreed among the parties, then Employee may terminate this Agreement upon thirty (30) days written notice. Upon notice of termination by either party pursuant to this section 7C, all of Employee's stock options shall vest immediately. Upon termination by either party pursuant to this section 7C, the Company shall pay to Employee a lump sum severance payment equal to two years of base salary (at the time of termination), and shall consider providing a transaction bonus. In addition, the Company shall continue to provide all benefits for one year after termination.

         SECTION 8. AUTOMOBILE ALLOWANCE. The Company shall pay a car allowance of $550.00 per month during the term of this Agreement.

         SECTION 9. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between the Company and the Employee and supersedes any prior agreements and negotiations between them pertaining to the Employee's terms and conditions of employment with the Company. There are no representations, warranties, promises, covenants or understandings between the Company and the Employee with respect to such employment other than those expressly set forth in this Agreement. This Agreement takes precedence over other conflicting agreements with the Employee.

         SECTION 10. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Nebraska.

         SECTION 11. NON-ASSIGNABILITY; SUCCESSORS. The obligations of the Employee under this Agreement are not assignable by him. This Agreement is personal in nature and may not be assigned by the Company without the written consent of the Employee, except that the consent of the Employee shall not be reasonably withheld in connection with the sale to any person, partnership, corporation or other entity of substantially all the assets of the company, provided that the assignee assumes all the liabilities of the Company hereunder. Except as provided in the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors.

         SECTION 12. NOTICES. Any notice required to be given in writing by any party to this Agreement may be personally delivered or mailed by registered or certified mail to the last known address

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of the party to be notified. Any such notice personally delivered shall be effective upon delivery and any such notice mailed shall be effective four (4) business days after the date of mailing by registered or certified mail with postage prepaid to the last known address of the party to be notified.

         SECTION 13. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         SECTION 14. HEADINGS. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

         SECTION 15. CONSTRUCTION. Whenever required by the context, references to the singular shall include the plural, and the masculine gender shall include the feminine gender.

         SECTION 16. RESTRICTIVE COVENANTS. Employee shall execute, concurrently with this Agreement, a Confidentiality and Non Compete Agreement in the form attached as Exhibit D.

         SECTION 17. AMENDMENTS. No changes, modifications, waivers, discharges, amendments or additions to this Employment Agreement shall be binding unless it is in writing and signed by the Company and the Employee.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf and the Employee has signed his name hereto, effective as of the date first written above.

                      TRANSCRYPT INTERNATIONAL, INC., a Delaware corporation


                      BY:  /s/  MICHAEL E. JALBER
                         ----------------------------------
                      Its  CEO
                         ----------------------------------




                         /S/  MASSOUD SAFAVI
                        -----------------------------------
                              MASSOUND SAFAVI


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